Exhibit 1

5 March 2019

British American Tobacco p.l.c.

Accounting Consequences of Quebec Judgment

On 1 March 2019, the judgment in the two Quebec Class Action lawsuits against our subsidiary, Imperial Tobacco Canada Ltd. (ITCAN), and two other Canadian tobacco companies was publicly issued by the Quebec Court of Appeal in Montreal. The Court of Appeal has upheld the trial court’s decision of May 2015, including the previously stated requirements for the defendants to deposit approximately CAD1.1 billion into a court escrow account.

As part of the 2015 decision, ITCAN was required to place CAD758 million (approximately £436 million) in escrow – the final payment of which was made in 2017.  This deposit was held as an asset on the Group’s balance sheet at the year-end (31 December 2018).

Following the 1 March 2019 judgment, the Board of Directors of ITCAN have reassessed the recoverability of the deposit and have determined that the asset’s recoverability is, under IFRS, less than virtually certain. Consequently, a provision of approximately £436 million will be charged to the Group’s consolidated income statement in 2019.  This will be treated as an adjusting expense.

There will be no impact from this charge to the ratio of adjusted net debt to adjusted EBITDA, with this decision having no impact to cash flow in 2019.

The Board of Directors of ITCAN and the Group are monitoring developments. As previously stated, ITCAN intends to seek leave to appeal this judgment to the Supreme Court of Canada.

British American Tobacco p.l.c. was not a party to the proceeding and is not a party to the judgment.

Enquiries:

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Forward looking statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this announcement. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; changes in domestic or international tax laws and rates; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; changes or differences in domestic or international economic or political conditions; adverse decisions by domestic or international regulatory bodies; the impact of market size reduction and consumer down-trading; translational and transactional foreign exchange rate exposure; the impact of serious injury, illness or death in the workplace; the ability to maintain credit ratings and to fund the business under the current capital structure; the inability to develop, commercialise and roll-out Potentially Reduced-Risk Products; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 15 March 2018 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and the Company’s Annual Reports, which may be obtained free of charge from the British American Tobacco website www.bat.com.